Paulson Investment Company, Inc. Completes Initial Public Offering of Converted Organics Inc.

Converted Organics Also Reports Successful Closing of $17.5 Million Bond Offering

PORTLAND, OR -- 02/16/2007 -- Paulson Investment Company, Inc., a wholly-owned subsidiary of Paulson Capital Corp. (NASDAQ: PLCC), today announced its completion of an initial public offering for Converted Organics Inc. (NASDAQ: COIN) (NASDAQ: COINU) (NASDAQ: COINW) (NASDAQ: COINZ), raising gross proceeds of $9,900,000. The offering consisted of 1.8 million units of one share of common stock, one redeemable Class A warrant, one non-redeemable Class B warrant and a 5% quarterly common stock dividend payable until its initial facility in Woodbridge, New Jersey commences commercial operations. Converted Organics' units began trading Tuesday, February 13 on the Nasdaq Capital Market under the symbol "COINU."

Registration statements relating to these securities were filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers may only be made by means of a written prospectus. A copy of the final prospectus relating to the offering may be obtained from: Paulson Investment Company, Inc., 811 SW Naito Parkway, Suite 200, Portland, Oregon, 97204.

Converted Organics reported earlier today that it has closed on the related tax-exempt New Jersey Economic Development Authority Solid Waste Revenue Bond deal in the principal amount of $17.5 million. The proceeds of the bonds will be used to develop and construct the Company's initial facility in Woodbridge, New Jersey. The 20-year bonds will bear interest at 8.0% annually and will be secured by a corporate guarantee by Converted Organics Inc., a leasehold mortgage, and a first lien on equipment and other assets at the New Jersey facility in favor of the bondholders. The borrower under the bond issue will be Converted Organics of Woodbridge, LLC, a wholly-owned New Jersey limited liability subsidiary of Converted Organics, Inc. The subsidiary will develop and operate the New Jersey facility.

About Converted Organics Inc.

Converted Organics is dedicated to producing a valuable organic biostimulant (a natural soil amendment fertilizing product) through food waste recycling. The Company uses proven, state-of-the-art technologies to create a product that helps grow healthier food and improve environmental quality. Converted Organics intends to make a point of ensuring that its projects bring real benefits to the communities in which it operates.

Overuse of chemical fertilizers in modern agriculture contributes to several environmental problems. Chemical fertilizers deplete the overall health of soil, which reduces a plant's ability to absorb nutrients. Over time, more fertilizer is required just to maintain growth rates. As a result, large quantities of chemical fertilizer are not absorbed and run off into streams and rivers or leach into groundwater. Converted Organics' biostimulants offer farmers an environmentally-friendly alternative to chemical fertilizers that prevents water pollution and increases soil health. Use of these biostimulants has been proven to increase crop yields while substantially reducing the costs and impacts of pesticide and chemical fertilizer use. Converted Organics' biostimulants are produced without any of the chemicals that typically go into the manufacture of fertilizer.

The Converted Organics process relies on the same principles that are used to compost food waste. The process uses oxygen, heat, and microbes placed into a closed, carefully monitored tank, to digest food wastes and produce an all natural product. The process uses state of the art odor control technology and does not produce gases that occur using anaerobic processes. The process creates the perfect environment for digesting the food waste and converts waste into a useful product in a matter of days.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
or via email at plcc@efcg.net